Exhibit 1(b)

                         NOMURA PACIFIC BASIN FUND, INC.
               ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION
                   CREATING ADDITIONAL CLASSES OF COMMON STOCK

      NOMURA PACIFIC BASIN FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by its charter, the Board of Directors, at a meeting duly convened and held on May 11, 1999, has duly redesignated all of the authorized and unissued and all of the issued and outstanding Class Y Common Stock of the Pacific Basin Portfolio as Class Z Common Stock of the Pacific Basin Portfolio.

      SECOND: Except to change the designation of the Class Y Common Stock of the Pacific Basin Portfolio, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of Class Z Common Stock of the Pacific Basin Portfolio remain as stated in Article IV of the charter of the Corporation.

      THIRD: Pursuant to authority expressly vested in the Board of Directors of the Corporation by its charter, the Board of Directors, at a meeting duly convened and held on May 11, 1999, has reclassified Fifty Million (50,000,000) authorized and unissued shares of common stock of the Corporation as Class B Common Stock of the Pacific Basin Portfolio.

      FOURTH: The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Class B Common Stock of the Pacific Basin Portfolio are as follows:

      The Class B Common Stock of the Pacific Basin Portfolio shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Class A Common Stock of the Pacific Basin Portfolio and Class Z Common Stock of the Pacific Basin Portfolio as of the date of these Articles Supplementary, except as otherwise set forth in the Corporation's charter and further except that:

      (i) Expenses related to the distribution of the Class B Common Stock of the Pacific Basin Portfolio shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

      (ii) Such distribution expenses borne solely by Class B Common Stock of the Pacific Basin Portfolio shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class; and
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      (iii) Approximately eight years after issuance, Class B Common Stock of the Pacific Basin Portfolio will convert automatically into Class A Common Stock of the Pacific Basin Portfolio in accordance with the Corporation's charter.

      FIFTH: These Articles Supplementary shall be effective on June 17, 1999 immediately after the Corporation's Amended and Restated Articles of Incorporation, which were filed on May 19, 1999, are effective.

      SIXTH: The undersigned, President of NOMURA PACIFIC BASIN FUND, INC., acknowledges these Articles Supplementary to be the corporate act of said Corporation and further and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, the matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.


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      IN WITNESS WHEREOF, NOMURA PACIFIC BASIN, INC. has caused these Articles
Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on May 19, 1999.

                                    NOMURA PACIFIC BASIN FUND, INC.


                                    By:__________________________________
                                       Haruo Sawada
                                       President

Attest:


By:__________________________
   John J. Boretti
   Secretary


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